Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NeOnc Technologies Holdings, Inc. on Form S-8 of our report dated February 26, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of NeOnc Technologies Holdings, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, appearing in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-284115) of NeOnc Technologies Holdings, Inc.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

March 25, 2025